Exhibit 10.5(41)

FORM

MGM RESORTS INTERNATIONAL

PERFORMANCE SHARE UNITS AGREEMENT

Target No. of Performance Share Units: [●]

This Agreement (including its Exhibits, the “Agreement”) is made by and between MGM Resorts International (formerly MGM MIRAGE), a Delaware corporation (the “Company”), and [●] (the “Participant”) with an effective date of [●] (the “Effective Date”).

RECITALS

A. The Board of Directors of the Company (the “Board”) has adopted the Company’s 2005 Omnibus Incentive Plan, as amended (the “Plan”), which provides for the granting of Performance Share Units (as that term is defined in Section 1 below) to selected service providers. Capitalized terms used and not defined in this Agreement shall have the same meanings as in the Plan.

B. The Board believes that the grant of Performance Share Units will stimulate the interest of selected employees in, and strengthen their desire to remain with, the Company or a Parent or Subsidiary (as those terms are hereinafter defined).

C. The Compensation Committee of the Board (the “Committee”) has authorized the grant of Performance Share Units to the Participant pursuant to the terms of the Plan and this Agreement.

D. The Committee and the Participant intend that the Plan and this Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) whether previously entered into, currently effective or entered into in the future) which relate to the subject matter hereof.

Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Definitions.

1.1 “Beginning Average Share Price” means the average closing price of either (a) the Shares or (b) the stock of a member of the Comparison Group, as applicable, in any such case over the sixty (60) calendar day period ending on the Effective Date.

1.2 “Bankrupt Comparator Entity” means a company that is a member of the Comparison Group as of the Effective Date and that becomes subject to any of the following conditions during the Performance Period: (a) bankruptcy, (b) liquidation, (c) dissolution or (d) other than as part of a merger, acquisition or similar corporate transaction, cessation of business operations. Determinations with respect to a Bankrupt Comparator Entity shall be made by the Committee in its sole discretion.

1.3 “Change of Control” means:

A. the date that a reorganization, merger, consolidation, recapitalization, or similar transaction is consummated, unless: (i) at least 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries) (“Resulting Entity”) are beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the outstanding voting securities of the Corporation immediately prior to such transaction in substantially the same proportions as their beneficial ownership, immediately prior to such transaction, of the outstanding voting securities of the Corporation and (ii) immediately following such transaction no person or persons acting as a group beneficially owns capital stock of the Resulting Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Resulting Entity;

B. the date that a majority of members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election;

C. the date that any one person, or persons acting as a group, acquires (or has or have acquired as of the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

D. the date that any one person acquires, or persons acting as a group acquire (or has or have acquired as of the date of the most recent acquisition by such person or persons), assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

1.4 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of the Plan and this Agreement, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

1.5 “Comparison Group” means the S&P 500 as constituted as of the Effective Date. Determinations with respect to the Comparison Group shall be made by the Committee in its sole discretion.

1.6 “Current Employment Agreement” means the Participant’s employment agreement with the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) in effect as of the applicable date of determination.

1.7 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

1.8 “Employer” means the Company, the Subsidiaries and any Parent and affiliated companies, but specifically excludes Tracinda Corporation, its stockholder or stockholders, and its subsidiaries.

1.9 “Employer’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided, that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Employer’s Good Cause” means:

A. Participant’s failure to abide by the Employer’s policies and procedures, misconduct, insubordination, inattention to the Employer’s business, failure to perform the duties required of the Participant up to the standards established by the Employer’s senior management, or material breach of the Current Employment Agreement, which failure or breach is not cured by the Participant within ten (10) days after written notice thereof from the Employer specifying the facts and circumstances of the alleged failure or breach, provided, however, that such notice and opportunity to cure shall not be required if, in the good faith judgment of the Board, such breach is not capable of being cured within ten (10) days;

B. Participant’s failure or inability to apply for and obtain any license, qualification, clearance or other similar approval which the Employer or any regulatory authority which has jurisdiction over the Employer requests or requires that the Participant obtain;

C. the Employer is directed by any governmental authority in Nevada, Michigan, Mississippi, Illinois, Macau S.A.R., or any other jurisdiction in which the Employer is engaged in a gaming business or where the Employer has applied to (or during the term of the Participant’s employment under the Current Employment Agreement, may apply to) engage in a gaming business to cease business with the Participant;

D. the Employer determines, in its reasonable judgment, that the Participant was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize the Employer’s business, reputation or licenses to engage in the gaming business; or

E. any of the Employer’s gaming business licenses are threatened to be, or are, denied, curtailed, suspended or revoked as a result of the Participant’s employment by the Employer or as a result of the Participant’s actions.

1.10 “Ending Average Share Value” means the sum of (a) the average closing price of either (i) the Shares or (ii) the stock of a member of the Comparison Group, as applicable, in any such case over the sixty (60) calendar day period ending on the last day of the Performance Period plus (b) the sum of all dividends paid on (x) a Share or (y) a share of stock, as applicable, in any such case during the Performance Period (assuming such dividends are reinvested in Shares or stock, as applicable); provided, however, that in the event of a Change of Control prior to the third anniversary of the Effective Date, the “Ending Average Share Value” for purposes of the Company shall equal the sum of (I) the price per share of the Company’s Shares to be paid to the holders thereof in accordance with the definitive agreement governing the transaction constituting the Change of Control (or, in the absence of such agreement, the closing price per Share for the last trading day prior to the consummation of the Change of Control) and (II) the sum of all dividends paid on a Share during the Performance Period (assuming such dividends are reinvested in Shares).

1.11 “Fair Market Value” or “FMV” shall have the meaning set forth for such term in the Plan.

1.12 “Merged Comparator Entity” means a company, other than a Bankrupt Comparator Entity, that is a member of the Comparison Group as of the Effective Date but that ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market during the Performance Period. Determinations with respect to a Merged Comparator Entity shall be made by the Committee in its sole discretion.

1.13 “Parent” means a parent corporation as defined in Section 424(e) of the Code.

1.14 “Participant’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided, that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Participant’s Good Cause” means:

A. The failure of the Employer to pay the Participant any compensation when due; or

B. A material reduction in the scope of duties or responsibilities of the Participant or any reduction in the Participant’s salary.

If a breach constituting Participant’s Good Cause occurs, the Participant shall give the Employer thirty (30) days’ advance written notice specifying the facts and circumstances of the alleged breach. During such thirty (30) day period, the Employer may either cure the breach (in which case such notice will be considered withdrawn) or declare that the Employer disputes that Participant’s Good Cause exists, in which case Participant’s Good Cause shall not exist until the dispute is resolved in accordance with the methods for resolving disputes specified in Exhibit A hereto.

1.15 “Performance Period” means the period beginning on the Effective Date and ending on third anniversary thereof or, if earlier, the date of consummation of a Change of Control.

1.16 “Performance Share Units” means an award of Performance Share Units granted to a Participant pursuant to Article 9 of the Plan.

1.17 “Section 409A” means Code Section 409A, the regulations thereunder promulgated by the United States Department of Treasury and other guidance issued thereunder.

1.18 “Share” means the Company’s common stock, $.01 per share.

1.19 “Subsidiary” means a subsidiary corporation of the Company as defined in Section 424(f) of the Code or corporation or other entity, whether domestic or foreign, in which the Company has or obtains a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

1.20 “Total Shareholder Return” or “TSR” means, with respect to (a) the Company or (b) any member of the Comparison Group (but, for avoidance of doubt, excluding any Merged Comparator Entity), the quotient of the Ending Average Share Value over the Beginning Average Share Price for the applicable entity, expressed as a percentage return; provided, however, that TSR for a Bankrupt Comparator Entity will be negative one hundred percent (-100%). Determinations with respect to TSR shall be made by the Committee in its sole discretion.

2. Grant to Participant. The Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, a target award of [●] Performance Share Units (the “Target Award”). Except as otherwise set forth in the Plan or this Agreement, (i) the grant of Performance Share Units represents the right to receive a percentage of the Target Award upon vesting of such Performance Share Units, with each Performance Share Unit that vests representing the right to receive one (1) Share upon vesting thereof, (ii) unless and until the Performance Share Units have vested in accordance with the terms of this Agreement, the Participant shall not have any right to delivery of the Shares underlying such Performance Share Units or any other consideration in respect thereof, and (iii) the portion of the Target Award that vests hereunder shall be paid to the Participant as set forth in Section 3 hereof.

3. Terms and Conditions.

3.1 Vesting.

(i) Subject to Section 3.3 herein, a percentage of the Target Award shall vest as set forth in the table below based on the Company’s percentile rank of TSR against the Comparison Group over the Performance Period; provided, however, that, notwithstanding anything herein to the contrary, if the Company’s absolute TSR is negative during the Performance Period and the Relative TSR Percentile is below the 75th percentile, the maximum portion of the Target Award that shall be eligible for vesting in accordance with the following table shall be 100%.

Performance Level	Relative TSR Percentile	Vested % of Target Award
Maximum	75th or greater	150%
Target	50th	100%
Threshold	25th	50%

(ii) In no event shall the Participant be awarded more than 150% of the Target Award. If the Company’s percentile rank of TSR is below the 25th percentile, no portion of the Target Award will vest.

(iii) If the Company’s percentile rank of TSR should fall between two of the percentiles set forth above, the percentage of the Target Award that shall vest shall be determined based on straight-line interpolation between the applicable figures.

(iv) Any Performance Share Units that are not vested as of the last day of the Performance Period shall immediately be forfeited and cancelled without consideration.

3.2 Payment. Any Performance Share Units which vest in accordance with Section 3.1 (following application of Section 3.3), and any Dividend Equivalent Rights which vest as set forth on Exhibit B hereto, shall be paid to the Participant in Shares, less applicable withholding taxes, within thirty (30) days following the last day of the Performance Period; provided, that any fractional Shares shall be paid in cash.

3.3 Termination of Service. Upon termination of employment (or other service) with the Employer for any reason on or prior to the last day of the Performance Period, the Performance Share Units shall be forfeited without any consideration; provided, however, that, upon termination of employment by the Employer without Employer’s Good Cause, by the Participant with Participant’s Good Cause, or due to the Participant’s death or Disability, a pro-rata portion of the Performance Share Units, if any, that would have become vested (but for such termination) under the schedule determined in Section 3.1 herein, shall vest, such proration determined based on the number of days Participant was employed during the Performance Period plus an additional twelve (12) months (or, if shorter, through the end of the Performance Period), and, together with any Dividend Equivalent Rights which vest as set forth on Exhibit B hereto, shall be paid on the same schedule determined in Section 3.2 herein; provided, however, that such continued vesting shall immediately cease and unvested Performance Share Units shall be forfeited in the event the Participant breaches any post-termination covenant with the Company or its affiliate in an employment agreement (after taking into account any applicable cure period).

3.4 Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the Target Award up to the maximum amount described in Section 3.1 above, at any time, subject to the terms of the Plan and this Agreement and Section 409A. If so accelerated, the Performance Share Units will be considered as having vested as of the date specified by the Committee or an applicable written agreement, but the Committee will have no right to accelerate any payment under this Agreement if such acceleration would cause this Agreement to fail to comply with, or give rise to any tax, penalty or interest under, Section 409A.

3.5 Stockholder Rights and Dividend Equivalents.

A. Participant will have no rights as a stockholder with respect to any Shares subject to Performance Share Units until the Performance Share Units have vested and Shares relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.

B. Notwithstanding the foregoing, this award shall accrue dividend equivalents with respect to dividends that would otherwise be paid on the Shares underlying the award during the period from the date of grant to the date such Performance Share Unit is earned and the underlying Shares delivered. On each dividend payment date during such period, the award shall accrue a target number of dividend equivalents equal to (A) the sum of (i) the number of Performance Share Units subject to the Target Award, plus (ii) the number of dividend equivalents previously accrued, multiplied by (B) the applicable per-share dividend amount and divided by (C) the then-current Fair Market Value. The dividend equivalent shall be subject to the same vesting, settlement and other conditions applicable to the Performance Share Units on which such dividend equivalents are accrued. As such, the determination of the number of dividend equivalents which vest and are payable pursuant to the award shall be determined as the product of (a) the sum of all dividend equivalents determined in accordance with this Section 3.5(ii) and (b) a fraction equal to (i) the number of Performance Share Units which vest in accordance with the terms of this Agreement divided by (ii) the number of Performance Share Units subject to the Target Award.

3.6 Limits on Transferability. The Performance Share Units granted under this Agreement may be transferred solely to a trust in which the Participant or the Participant’s spouse control the management of the assets. With respect to Performance Share Units, if any, that have been transferred to a trust, references in this Agreement to vesting related to such Performance Share Units shall be deemed to include such trust. Any transfer of Performance Share Units shall be subject to the terms and conditions of the Plan and this Agreement and the transferee shall be subject to the same terms and conditions as if it were the Participant. No interest of the Participant under this Agreement shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

3.7 Adjustments. If there is any change in the Shares by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of Shares, or any similar change affecting the Shares the Committee will make appropriate and proportionate adjustments (including relating to the Shares, other securities, cash or other consideration which may be acquired upon vesting of the Performance Share Units) that it deems necessary to the number and class of securities subject to the Performance Share Units and any other terms of this Agreement. Any adjustment so made shall be final and binding upon the Participant.

3.8 No Right to Continued Performance of Services. The grant of the Performance Share Units does not confer upon the Participant any right to continue to be employed by the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) nor may it interfere in any way with the right of the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) for which the Participant performs services to terminate the Participant’s employment at any time.

3.9 Compliance With Law and Regulations. The grant and vesting of Performance Share Units and the obligation of the Company to issue Shares under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to the Participant and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to (A) the listing of such shares on any stock exchange on which the Shares may then be listed and (B) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

3.10 Corporate Transaction. Upon the occurrence of a reorganization, merger, consolidation, recapitalization, or similar transaction, unless otherwise specifically prohibited under applicable laws or by the applicable rules and regulations of any governing governmental agencies or national securities exchanges, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of the Performance Share Units, including without limitation the following (or any combination thereof): (i) continuation or assumption of the Performance Share Units by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of an award with substantially the same terms for the Performance Share Units; (iii) accelerated vesting with respect to the Performance Share Units immediately prior to the occurrence of such event and payment to the Participant within thirty (30) days thereafter; and (iv) cancellation of all or any portion of the Performance Share Units for fair value (in the form of cash or its equivalent (e.g., by check), other property or any combination thereof) as determined in the sole discretion of the Committee and which value may be zero (if the value of the underlying stock is zero), and payment to the Participant within thirty (30) days thereafter.

4. Investment Representation. The Participant must, within five (5) days of demand by the Company furnish the Company an agreement satisfactory to the Company in which the Participant represents that the Shares acquired upon vesting are being acquired for investment. The Company will have the right, at its election, to place legends on the certificates representing the Shares so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.

5. Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as amended from time to time.

6. Withholding. The Company or any Parent or Subsidiary shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Performance Share Units awarded by this Agreement, their grant, vesting or otherwise, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes, which may include, without limitation, reducing the number of shares otherwise distributable to the Participant by the number of Shares whose Fair Market Value is equal to the amount of tax required to be withheld by the Company or a Parent or Subsidiary as a result of the vesting or settlement or otherwise of the Performance Share Units.

7. Notices. Any notice hereunder to the Company must be addressed to: MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: 2005 Omnibus Incentive Plan Administrator, and any

notice hereunder to the Participant must be addressed to the Participant at the Participant’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three (3) days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.

8. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) whether previously entered into, currently effective or entered into in the future that includes terms and conditions regarding equity awards) which relate to the subject matter hereof.

9. Waiver. No waiver of any breach or condition of this Agreement shall be deemed a waiver of any other or subsequent breach or condition whether of like or different nature.

10. Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Performance Share Units pursuant to this Agreement.

11. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

12. Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.

13. Arbitration. Except as otherwise provided in Exhibit A to this Agreement (which constitutes a material provision of this Agreement), disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit A hereto.

14. Clawback Policy. By accepting this award the Participant hereby agrees that this award and any other compensation paid or payable to the Participant is subject to Company’s Policy on Recovery of Incentive Compensation in Event of Financial Restatement (or any successor policy) as in effect from time to time, and that this award shall be considered a bonus for purposes of such policy. In addition, the Participant agrees that such policy may be amended from time to time by the Board in a manner designed to comply with applicable law and/or stock exchange listing requirements. The Participant also hereby agrees that the award granted hereunder and any other compensation payable to the Participant shall be subject to recovery (in whole or in part) by the Company to the minimum extent required by applicable law and/or stock exchange listing requirements.

15. Amendment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided, that the Company may alter, modify or amend this Agreement unilaterally if such change is not materially adverse to the Participant or to cause this Agreement to comply with applicable law or avoid the imposition of any tax, interest or penalty under Section 409A.

16. Severability. The provisions of this Agreement are severable and if any portion of this Agreement is declared contrary to any law, regulation or is otherwise invalid, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.

17. Execution. Each party agrees that an electronic, facsimile or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Nevada law. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

18. Variation of Pronouns.. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

19. Tax Treatment; Section 409A. The Participant shall be responsible for all taxes with respect to the Performance Share Units.  Notwithstanding the forgoing or any provision of the Plan or this Agreement:

19.1 The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision.  However, the Company makes no guarantee regarding the tax treatment of the Performance Share Units and none of the Company, its Parent, Subsidiaries or affiliates, nor any of their employees or representatives shall have any liability to the Participant with respect thereto.

19.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

19.3 For purposes of Section 409A, the Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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Exhibit 10.5(41)

IN WITNESS WHEREOF, the parties hereto have executed this Performance Share Units Agreement as of the date first written above.

MGM RESORTS INTERNATIONAL

By:
Name:
Title:

PARTICIPANT

By:
Name:

[Signature Page to Performance Share Units Agreement]

Exhibit 10.5(41)

EXHIBIT A

ARBITRATION

This Exhibit A sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit A shall be considered a part of the Agreement.

1.Except for a claim by either Participant or the Company for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Agreement or the breach hereof including without limitation any claim involving the interpretation or application of the Agreement or the Plan, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. This Exhibit A covers any claim Participant might have against any officer, director, employee, or agent of the Company, or any of the Company’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them. The promises by the Company and Participant to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

2.Claims Subject to Arbitration: This Exhibit A contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justiciable under applicable state or federal law are covered by this Exhibit A. Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees.

3.Non-Waiver of Substantive Rights: This Exhibit A does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Participant’s right to pursue those rights and remedies in a judicial forum. By signing the Agreement and the acknowledgment at the end of this Exhibit A, the undersigned Participant voluntarily agrees to arbitrate his or her claims covered by this Exhibit A.

4.Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Participant and the Company must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that the Company and Participant are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit A, give written notice of a claim pursuant to Section 7 of the Agreement. In the event such notice is to be provided to the Company, the Participant shall provide a copy of such notice of a claim to the Company’s Executive Vice President and General Counsel. Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

5.Selecting an Arbitrator: This Exhibit A mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

6.Representation/Arbitration Rights and Procedures:

 a.Participant may be represented by an attorney of his/her choice at his/her own expense.

 b.The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit A shall provide for the broadest level of arbitration of claims between the Company and Participant under Nevada or applicable federal law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

 c.The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

 d.The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

 e.The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment.

 f.The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Participant or the Company may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a post hearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

 g.Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

7.Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties.. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

 a.Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit A and to enforce an arbitration award.

 b.In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Participant which is subject to arbitration under this Exhibit A, Participant hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Participant’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit A.

8.Fees and Expenses: The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Participant is the party initiating the claim, Participant will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Participant is (or was last) employed by the Company. Participant and the Company shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

9.The arbitration provisions of this Exhibit A shall survive the termination of Participant’s employment with the Company and the expiration of the Agreement. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit A.

10.The arbitration provisions of this Exhibit A do not alter or affect the termination provisions of this Agreement.

11.Capitalized terms not defined in this Exhibit A shall have the same definition as in the Agreement to which this is Exhibit A.

12.If any provision of this Exhibit A is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit A. All other provisions shall remain in full force and effect.

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ACKNOWLEDGMENT

BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT A IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT A CONSTITUTES A MATERIAL TERM AND CONDITION OF THE PERFORMANCE SHARE UNITS AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT A, AND THEY AGREE TO ABIDE BY ITS TERMS.

The parties also specifically acknowledge that by agreeing to the terms of this Exhibit A, they are waiving the right to pursue claims covered by this Exhibit A in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit A does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit A voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit A.

Participant further acknowledges that Participant has been given the opportunity to discuss this Exhibit A with Participant’s private legal counsel and that Participant has availed himself/herself of that opportunity to the extent Participant wishes to do so.

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